Exhibit 4.57

Equity Transfer and Equity Purchase Option Agreement

On

Beijing Yitian Xindong Network Technology Co., Ltd.

between

Telling Telecommunication Co., Ltd.

Beijing Chenhuan Technology Co., Ltd.

And

Shenzhen Bingruixin Technology Co., Ltd.

December 18, 2018

This Equity Transfer Agreement (the “Agreement”) was entered into by and between the following parties in Beijing, the People’s Republic of China (“China”, excluding Hong Kong, Macao and Taiwan for the purpose of this Agreement) on December 18, 2018 (the “Signing Date”).

Party A:

Beijing Chenhuan Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at Room 5, 8th Floor, Building No. 2, Yard No. 4, Qiyang Road, Chaoyang District, Beijing

Party B:

Telling Telecommunication Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at 26th Floor, Xinwen Tower, No. 1002 Shen Nan Zhong Lu, Futian District, Shenzhen

Party C:

Shenzhen Bingruixin Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at Room 2506, 25th Floor, Tower A, Jinji 100 Tower, No. 5016 Shennandonglu, Guiyuan Community, Luohu District, Shenzhen

The aforesaid parties are referred to as a “Party” respectively and the “Parties” collectively.

Whereas,

(1)                        Beijing Yitian Xindong Network Science and Technology Co., Ltd. (the “Company” or “Yitian Xindong”) is a limited liability company incorporated under the laws of China, having its registered address at Room 101-103 (Deshen Garden), No. 117 Deshenmenwai Street, Xicheng District, Beijing, with a subscribed registered capital of RMB 45 million, of which RMB 45 million has been paid. Party B holds 100% equity in Yitian Xindong.

(2)                        Yitian Xindong is mainly engaged in network literature business, internet information services (except for such contents as news, publishing, education, health care, pharmaceuticals, and medical devices); operation of music, art and entertainment products via internet, game products (including virtual currency offering for online games), animation products, internet cultural products exhibition and competition activities; electronic bulletin service provision (collectively referred to as the “Main Business”).

(3)                        Party B intends to transfer 25.5% of the equity in Yitian Xindong held by it (“Target Equity 1”) to Party A, corresponding to RMB 11.475 million of registered capital of the Company, and transfer another 22.5% of the equity in Yitian Xindong held by it (“Target Equity 2”) to Party C, corresponding to RMB 11.475 million of the registered capital of the Company, in accordance with this Agreement. Party A and Party C agree to purchase such equity in accordance with this Agreement.

Now therefore, the Parties have reached the following terms through friendly consultations:

Article I                   Target Equity 1 Transfer Price and Payment

(1)                            Target Equity 1 and Its Transfer Price

Party B agrees to transfer the Target Equity 1 to Party A (“Target Equity 1 Transfer”) in accordance with this Agreement, and Party A agrees to purchase the Target Equity 1 under this Agreement.

The Parties confirm and agree that the estimated valuation of the Company shall be RMB 565 million, and the estimated consideration to be paid by Party A to Party B for the Target Equity 1 Transfer (“Target Equity 1 Transfer Price”) shall be RMB 144.1 million. The Parties unanimously agree that the Target Equity 1 Transfer Price will be finally determined according to the Company’s valuation.

(2)                            Payment of Target Equity 1 Transfer Price

Party A shall remit RMB 73 million (“Target Equity 1 Transfer Price Down Payment”) to the bank account designated in writing by Party B in advance within one (1) working day after the conditions precedent set forth in Article 3.1 have been satisfied or waived in writing by Party A (the “Completion”, the date of Completion being the “Completion Date”). The date on which the Target Equity 1 Transfer Price Down Payment is made is called the “Down Payment Date”. Party B confirms and agrees that from the Completion Date, Party A shall enjoy complete ownership in the Target Equity 1 and the corresponding shareholder rights.

Subject to the satisfaction or waiver in writing by Party A of the conditions precedent set forth in Article 3.1 of this Agreement and the conditions set out in subparagraph (a) below of this article, upon expiration of 180 days from the Down Payment Date, Party A shall remit RMB 54.4 million (the “Part I of Second Installment of Target Equity 1 Transfer Price”) to the bank account designated by Party B in writing in advance, and remit RMB 16.7 million (the “Part II of Second Installment of Target Equity 1 Transfer Price”, together with the Part I of Second Installment of Target Equity 1 Transfer Price, the “Second Installment of Target Equity 1 Transfer Price”) to the escrow account opened by Party A and jointly managed by Party A and the management team of the Company (the “Escrow Account”). For the avoidance of doubt, all interest generated in the Escrow Account shall belong to Party A in any case.

(a)              Party A has received an independent letter of guarantee from Party B issued by any of the 5 major banks (including Industrial and Commercial Bank of China, Agricultural Bank of China, Bank of China, China Construction Bank, Bank of Communications) or a stock bank acknowledged by Party A (“Letter of Guarantee 2”), under which the maximum amount guaranteed by the issuing bank shall be RMB 54.4 million, and the Letter of Guarantee 2 shall be valid until April 30, 2021. Party A will be entitled to demand the payment under the Letter of Guarantee 2 unilaterally without the need to get the consent of Party B or Party B’s shareholders or any other related party. For the avoidance of doubt, Party B shall bear any and all costs incurred by the issuance of the Letter of Guarantee 2.

The Parties unanimously acknowledge and agree that, notwithstanding any other agreement in this Agreement, the Second Installment of Target Equity 1 Transfer Price, the deposit under the Letter of Guarantee 1 (as defined below) and the deposit under the Letter of Guarantee 2 shall be disposed of in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company (as defined below).

(3)                            Tax and Expenses

Party B shall bear the obligations or liabilities for any and all taxes and expenses incurred in respect of the Target Equity 1 Transfer under this Agreement and shall complete its tax declaration and tax payment within the time limit provided for by Chinese law.

Article II    Target Equity 2 Transfer Price and Payment

(1)                            Party B agrees to transfer the Target Equity 2 to Party C (“Target Equity 2 Transfer”, together with the Target Equity 1 Transfer, the “Target Equity Transfer”) in accordance with this Agreement, and Party C agrees to purchase the Target Equity 2 under this Agreement. Party C, as a financial investor, agrees to purchase the Target Equity 2 at the price equal to the Target Equity 1 Transfer Price (the “Target Equity 2 Transfer Price”), which is set at RMB 144.1 million for the time being and will be adjusted according to the finally confirmed Target Equity 1 Transfer Price.

(2)                            Party C shall pay RMB 73 million (the “Target Equity 2 Transfer Price Down Payment”) to Party B on the same date of paying the Target Equity 1 Transfer Price Down Payment. If Party A exercises the option to purchase the equity set out in Article 4 of this Agreement, Party C shall pay Party B the remaining amount of the Target Equity 2 Transfer Price of RMB 71.1 million within one (1) working day from the date of payment of the Subscription Consideration (as defined below) by Party A to Party C. Party B and Party C confirm that from the Completion Date, and regardless whether Party C has paid the Target Equity 2 Transfer Price Down Payment, the Completion of the Target Equity 2 has been completed and Party C shall start to enjoy complete ownership in the Target Equity 2, and enjoys the corresponding shareholder rights and assumes the corresponding shareholder’s obligations of Yitian Xindong. Party B and Party C further confirm and agree that even if Party C is overdue in paying Party B any part of the Target Equity 2 Transfer Price, Party C will still enjoy the complete ownership in the Target Equity 2 and the corresponding shareholder rights, and Party C shall have the right to transfer the Target Equity 2 to Party A at any time. Party A shall not bear any liabilities for the overdue payment of Party C in any case.

(3)                            After the completion of Target Equity 1 Transfer and Target Equity 2 Transfer, Yitian Xindong’s shareholding structure will be shown in the following table. On the Completion Date, the Company shall issue to Party A and Party C a register of shareholders stamped with the official seal of the Company and signed by the legal representative to reflect Party A’s holding of the Target Equity 1, Party C’s holding of the Target Equity 2, and the following shareholding structure of the Company.

Shareholder Name	Subscribed Capital (in RMB 10,000)	Paid-in Capital (in RMB 10,000)	Equity Ratio
Telling Telecommunication Co., Ltd.	2,205	2.205	49.0%
Beijing ChenhuanTechnology Co., Ltd.	1,147.5	1,147.5	25.5%
Shenzhen BingruixinTechnology Co., Ltd.	1,147.5	1,147.5	25.5%
In Total	4,500	4,500	100.00%

(4)                    Party C agrees to sign the Power of Attorney on Voting Rights of Equity and Directors attached hereto as Exhibit 3 and delegate the voting rights with respect to the Target Equity 2 (including but not limited to the right to appoint the director) to Party A.

(5)                    The Parties unanimously confirm and agree that Party B’s 20% equity in the company (corresponding to the registered capital of RMB 9 million) shall be reserved for the employee equity incentive (“Incentive Equity”) and will not dilute the equity in the Company held by Party A and Party C.

Article III                           Conditions Precedent

3.1                          The payment of the Target Equity Transfer Price by Party A to Party B in accordance with Article 1 (2) of this Agreement shall be conditional upon the satisfaction of all the following conditions or the prior written waiver of such conditions by Party A at its sole discretion. Any conditions precedent waived by Party A in written shall be regarded as the obligations of Party B and/or Yitian Xindong to be fulfilled in a timely manner after the Completion, and Party B shall cause Yitian Xindong to perform such obligations in a timely manner:

(1)                     The representations and warranties made by the Parties other than Party A in Articles 6.1 and 6.2 of this Agreement remain true, accurate, complete and not misleading from the Signing Date of this Agreement (including the Signing Date) through the Completion Date (including the Completion Date).

(2)                     All Parties other than Party A have fulfilled or complied with their commitments, obligations and covenants under this Agreement to be performed or complied with by them on or before the Completion Date.

(3)                     There are no pending or threatened legal, regulatory or governmental proceeding which may result in the prohibition, restriction, or other obstruction, in whole or in part, of the transactions under this Agreement, or otherwise challenging, claiming or seeking other relief in respect of the transactions under this Agreement, or imposing restrictions or conditions on the transactions under this Agreement, or otherwise interfering with the transactions under this Agreement.

(4)                     There are no effective Chinese laws or other applicable laws or any agreements, contracts or documents which prohibit or restrict the consummation of the transactions under this Agreement, or cause substantial adverse effects on the ownership, operation or control of the Main Business and related assets by Yitian Xindong (The “substantial adverse effects” in this Agreement refer to any following circumstances, changes or influences involving the business or the Company, which circumstances, changes or effects (i) cause or are proved with sufficient evidence to possibly cause any adverse effect on the existence or business of the Company; (ii) cause or are proved with sufficient evidence to possibly cause any adverse effect on the qualification or ability of the Company to conduct the current business; (iii) cause any adverse effect on the ability of the Parties to fulfill their respective obligations under this Agreement or any of the transaction documents hereunder; or (iv) cause any adverse affect on the business, contracts, assets, transactions or the financial performance of the Company).

(5)                     Party A and its designated third party intermediary have completed due diligence on Yitian Xindong (including but not limited to financial, legal, business due diligence) (the “Due Diligence”). No significant matters have been found which may affect the transactions in the Due Diligence, and any remedy requested by Party A has been completed. In case any matter which may affect the valuation of the Company has been founded in the Due Diligence, Party A shall have the right to request adjustment to the Company’s valuation and the Equity Transfer Price shall be adjusted accordingly.

(6)                     Party A has received an independent letter of guarantee from Party B from any of the 5 major banks (including the Industrial and Commercial Bank of China, Agricultural Bank of China, Bank of China, China Construction Bank, Bank of Communications) or a stock bank acknowledged by Party A (the “Letter of Guarantee 1”). The maximum amount guaranteed by the bank under the Letter of Guarantee 1 shall be RMB 14.2 million and the validity period of it shall be until April 30, 2021. Party A shall have the right to exercise the Letter of Guarantee 1 unilaterally at the time without the consent of Party B or Party B’s shareholders or any other parties concerned. For the avoidance of doubt, Party B shall bear any and all costs incurred as a result of the issuance of the Letter of Guarantee 1.

(7)                     The Company has delivered to Party A the Company’s financial statements as of December 31, 2018 (the “Balance Sheet Date”), as well as the Company’s business plan and budget, which were certified through signature by the legal representative of the Company to be true and accurate.

(8)                     Except for the transactions under this Agreement, there have been no significant adverse changes in the financial status, prospects, operating performance, general operating conditions, value of equity or major assets of Yitian Xindong from the Balance Sheet Date to the Completion Date (including the Completion Date), nor have there been any events or facts which may lead to such changes.

(9)                     The power authority of Yitian Xindong has approved the Equity Transfer, which approval include at least the following matters: (1) approval of the relevant matters relating to the Equity Transfer; (2) approval of the reorganization of the Company’s board of directors in accordance with Party B’s requirement; (3) other shareholders of Yitian Xindong have given up the right of first refusal with respect to the Equity Transfer; (4) approval of the new articles of association of the Company.

(10)              The shareholders’ meeting of Party B and the general meeting of Party B’s shareholder have both approved the relevant matters relating to the Equity Transfer, including but not limited to the approval of the transfer of the Target Equity 1 by Party B to Party A, the approval of the transfer of the Target Equity 2 by Party B to Party C, the approval of the signing of this Agreement and its Exhibits by Party B (including but not limited to Agreement of Performance Commitment and Profit Compensation of the Management of the Company attached hereto as Exhibit 4) and other related transaction documents.

(11)              The power authority of Party C has approved the relevant matters under this Agreement, including but not limited to the approval of the transfer of the Target Equity 2, the approval of the signing of this Agreement and its Exhibits by Party C (including but not limited to the Power of Attorney on Voting Rights of Equity and Directors attached hereto as Exhibit 3, the Agreement of Performance Commitment and Profit Compensation of the Management of the Company attached hereto as Exhibit 4) and other relevant transaction documents.

(12)              Party A has received the evidence that all and any required approvals, authorizations, approvals, licenses, registrations, filings, licenses, annual inspections, orders, exemptions, certificates and consents (collectively, “Approvals”) in connection with the transaction documents and transactions under this Agreement have been obtained, including but not limited to the approval of the board of directors and the shareholders’ meeting of Yitian Xindong, the approval of the board of directors and the shareholders’ meeting of Party B, the approval of the board of directors and the general meeting of Party B’s shareholder, as well as approvals of any third party (if applicable) and government authorities.

(13)              The Power of Attorney on Voting Rights of Equity and Directors attached hereto as Exhibit 3, the Agreement of Performance Commitment and Profit Compensation of the Management of the Company attached hereto as Exhibit 4, the new articles of association of Yitian Xindong reflecting the Equity Transfer attached hereto as Exhibit 5, as well as other documents for the completion of the transactions contemplated by this Agreement (collectively referred to with this Agreement as the “Transaction Documents”) have been signed by the relevant Parties (excluding Party A).

(14)              The key management and other key employees of the Company listed in Exhibit 1(A) (collectively referred to as the “Key Employees”) have signed a labor contract and a confidentiality, intellectual property attribution and non-competition agreement with the Company, among which the service period stipulated in the labor contract shall be at least two (2) years after the Completion Date, and the period of non-competition shall be the term of office and one (1) year after any Key Employee resigns from the Company.

(15)              Party A has obtained its internal approval for the Transaction Documents and the transactions under this Agreement.

(16)              Party B, Yitian Xindong and Party C have issued a confirmation letter to Party A certifying that the conditions precedent set forth in this Article 3.1 have been satisfied.

3.2                          Party B, Yitian Xindong and Party C shall ensure that the conditions precedent for the Completion set forth in Article 3.1 of this Agreement shall be satisfied as soon as possible and in any event (except in cases where the conditions precedent for the Completion are not satisfied due to reasons attributable to Party A) no later than December 28, 2018. After the signature and entry into force of this Agreement, Party A shall have the right to terminate this Agreement at any time by notice in writing, and Party A shall not be liable to any other Parties if any of the conditions precedent for the Completion set forth in Article 3.1 has not been satisfied or waived in writing by Party A (as the case may be) before December 28, 2018.

Article IV                            Equity Purchase Option

(1)                                Equity Purchase Option

Party C agrees to grant Party A an equity purchase option (the “Equity Purchase Option”) in accordance with the terms and conditions of this Agreement, i.e., Party C agrees that after the signing of this Agreement and Party C has obtained the Target Equity 2, Party A shall have the right but not the obligation to purchase and obtain the Target Equity 2 held by Party C at the consideration of a total of RMB 144.1 million or the consideration adjusted in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company (collectively the “Purchase Consideration”).

(2)                                Purchase Consideration and Payment

If Party A chooses to exercise the above Equity Purchase Option, the Parties agree that the Parties concerned will then sign an equity transfer agreement (“Purchase Agreement”) on the matters relating to the exercise of the Equity Purchase Option by Party A, which will stipulate the conditions precedent identical to Article 3 of this Agreement in substance, and in which Party C and Yitian Xindong shall provide the representations and warranties in substance the same as Article 6 of this Agreement. Subject to the satisfaction of the agreed conditions precedent to be agreed upon in the Purchase Agreement (including, but not limited to, the conditions set out in subparagraph (a) below of this paragraph), within two (2) working days after the satisfaction of the conditions precedent agreed upon in the Purchase Agreement, Party A shall remit RMB 144.1 million or the Purchase Consideration adjusted in accordance with Agreement of Performance Commitment and Profit Compensation of the Management of the Company to the bank account designated by Party C in writing in advance.

(a)              Party A has received an independent letter of guarantee from Party B from any of the 5 major banks (including the Industrial and Commercial Bank of China, Agricultural Bank of China, Bank of China, China Construction Bank, Bank of Communications) or a stock bank acknowledged by Party A (“Letter of Guarantee 3”). The maximum amount guaranteed by the bank under the Letter of Guarantee 3 shall be RMB 85.3 million and the validity period of it shall be until April 30, 2021. Party A shall have the right to exercise the Letter of Guarantee 3 unilaterally at the time without the consent of Party B or Party B’s shareholder or any other parties concerned. For the avoidance of doubt, Party B shall bear any and all costs incurred as a result of the issuance of the Letter of Guarantee 3.

If Party A expressly waives the Equity Purchase Option under Article 4 of this Agreement or has not exercised the Equity Purchase Option under Article 4 of this Agreement before March 15, 2019, the Power of Attorney on Voting Rights of Equity and Directors attached hereby as Exhibit 3 shall automatically become null and void and Party C shall have the right to determine the voting matters with respect to Target Equity 2 at its sole discretion.

The Parties unanimously confirm and agree that the Purchase Consideration and the deposit under the Letter of Guarantee 3 will be disposed of in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company.

(3)                                Ownership in the Target Equity 2

Party B and Party C undertake that when Party A exercises its Equity Purchase Option in accordance with the provisions of Article 4 of this Agreement, Party B and Party C shall ensure that Party C enjoy complete ownership in the Target Equity 2, and enjoy the corresponding shareholder rights and assume the corresponding shareholder obligations of Yitian Xindong. Party B and Party C shall actively cooperate and ensure that Party C transfer the Target Equity 2 to Party A at Party A’s request.

(4)                                Tax and Expense

Party C shall bear its own obligations or liabilities for any and all taxes and expenses arising from the equity transfer under the Purchase Agreement and shall complete the tax declaration and tax payment within the time limit stipulated by Chinese law.

Article V     Performance Commitment and Compensation Mechanism

5.1                         Performance Commitment

Party B hereby undertakes to Party A to ensure that the Company shall achieve the following performance targets (“Performance Targets”, among which the Performance Target in 2019 the “2019 Performance Target” and the Performance Target in 2020 the “2020 Performance Target”) in 2019 and 2020 (collectively, the “Performance Commitment Period”):

(1)                            The target number of daily active users (excluding repeated counting) of the Company’s APP (including but not limited to Tadu Wenxue APP, Xiangcun Xiaoshuo APP, Mitao Xiaoshuo APP, etc.) (statistical buried points will be added to the Company’s APPs according to the buried point document standards of the Phoenix Network Data Center) shall be not less than the following respectively: (a) in 2019: the daily average in December of 1.12 million, the daily average in the whole year of 900,000 (the above user number indicators shall be calculated by excluding repeated counting of users of a number of APPs and the aforesaid aggregated average number of users for the whole year (excluding repeated counting) no less than 720,000; (b) in 2020: the daily average in December of 1.4 million, the daily average in the whole year of 1.08 million (the above user number indicators shall be calculated by excluding repeated counting of users of a number of APPs and the aforesaid aggregated average number of users for the whole year (excluding repeated counting) no less than 864,000; (“User Number Target”);

(2)                            The target pieces of originally created literature works for which the Company has obtained the valid exclusive information network distribution rights and the adaptation rights through entering into agreements (based on the valid exclusive IPR license/authorization contracts) shall be no fewer than 5,315 pieces and 5,950 pieces respectively (“Number of Works Target”);

(3)                          The annual revenue of the Company audited by the auditor designated by Party A shall not be less than: RMB 180,008,000 and RMB 235,000,000 (the “Annual Income Target”);

(4)                          The annual net profit of the Company audited by the auditor designated by Party A shall not be less than RMB 12,350,400 and RMB 17,753,000 (the “Annual Net Profit Target”).

Whether the above Performance Targets are achieved shall be determined ultimately based on the audit results by the auditor retained by Party A.

5.2                         Compensation Mechanism

All Parties agree that:

(1)                          If the actual/target value of the Company’s Performance Targets for 2019 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has not been accomplished 100%, then (a) the valuation of the Company will be adjusted to RMB 230.4 million and the Target Equity 1 Transfer Price will be adjusted to RMB 58.8 million; (b) Party A shall have the right to: (i) demand Party B to return RMB 68.6 million, or (ii) demand the exercise of the Letter of Guarantee 1 and Letter of Guarantee 2; (c) all funds in the Escrow Account and all the accrued interest shall belong to Party A; (d) the Management Team of the Company will not be entitled to the Remaining Incentive Equity (as defined below) reserved by Party B accounting for a total of 7% of the equity in the Company; (e) Party A and Party B shall purchase part of the Remaining Incentive Equity accounting for 8% of the equity in the Company reserved by Party B, and the specific purchaser, purchase method and purchase price etc. shall be determined by separate written consultations between Party A and Party B; and (f) if Party A chooses to exercise the purchase option under Article 4 of this Agreement, the consideration for subscription shall be adjusted to RMB 58.8 million, and Party A shall have the right to request Party C return RMB 85.3 million or Party A may demand the exercise of the Letter of Guarantee 3.

(2)                          If the actual/target value of the Company’s Performance Targets for 2019 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has been accomplished 100% or above, Party A will continue to test the Company’s Performance Target for 2020 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target).

(3)                          If the actual/target value of the Company’s Performance Targets for 2019 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has not been accomplished 100%, then (a) the valuation of the Company will be adjusted to RMB 230.4 million and the Target Equity 1 Transfer Price will be adjusted to RMB 58.8 million; (b) Party A shall have the right to: (i) demand Party B to return RMB 68.6 million, or (ii) demand the exercise of the Letter of Guarantee 1 and Lettter of Guarantee 2; (c) all funds in the Escrow Account and all the accrued interest shall belong to Party A; (d) the Management Team of the Company will not be entitled to the Remaining Incentive Equity reserved by Party B accounting for a total of 7% of the equity in the Company; (e) Party A and Party B shall purchase part of the Remaining Incentive Equity accounting for 8% of the equity in the Company reserved by Party B, and the specific purchaser, purchase method and purchase price etc. shall be determined by separate written consultations between Party A and Party B; and (f) if Party A chooses to exercise the purchase option under Article 4 of this Agreement, the consideration for subscription shall be adjusted to RMB 58.8 million, and Party A shall have the right to request Party C return RMB 85.3 million or Party A may demand the exercise of the Letter of Guarantee 3.

(4)                          If the actual/target value of the Company’s Performance Targets for 2020 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has been accomplished 100% or above, then (a) the Letter of Guarantee 1, the Letter of Guarantee 2 and the Letter of Guarantee 3 will all be terminated, and the Second Installment of Target Equity 1 Transfer Price II of RMB 16.7 million in the Escrow Account shall belong to the Management Team of the Company, the specific distribution of which will be determined by the Management Team of the Company through separate written consultations; (b) at the same time, Party B shall transfer the Remaining Incentive Equity reserved to the Management Team of the Company or its designated entity. For the avoidance of doubt, the parties acknowledge and agree that the interest accrued in the Escrow Account shall remain to be owned by Party A.

Article VI                            Representations and Warranties

6.1                          Representations and Warranties of Party B

In addition to the matters disclosed in the Disclosure Letter set forth in Exhibit 2, Party B makes the following representations and warranties to the other Parties, and undertakes to ensure the trueness,accuracy and completion of the following representations and warranties of Yitian Xindong from the date of signature and entry into force of this Agreement (including the Effective Date of this Agreement) to the Completion Date (including the Completion Date):

(1)                          Yitian Xindong is a limited liability company lawfully established and effectively existing under Chinese law, and the registered capital of Yitian Xindong has been fully paid in accordance with the Articles of Association of the Company, and laws and regulations. Party B is a limited liability company lawfully established and effectively existing in accordance with Chinese law. Party B and Yitian Xindong have the civil rights and civil capacity to enter into this Agreement and other transaction documents of which they are a party and to fulfill their obligations under the transaction documents according to Chinese law .

(2)                          Party B and Yitian Xindong have effectively signed this Agreement and other transaction documents to which they are a party. Party B and Yitian Xindong have obtained all authorizations, licenses and approvals (including but not limited to the internal authorization of Yitian Xindong,the internal authorization of Party B and the authorization of Party B’s shareholders) for the signature, delivery and performance of the above documents and the performance of their rights and obligations under the same. Party B and Yitian Xindong are able to lawfully enter into this Agreement and other transaction documents to which they are a party, and fulfill their obligations under the transaction documents. The obligations and responsibilities of Party B and Yitian Xindong under this Agreement are lawful, valid and enforceable.

(3)                          The signing, delivery of this Agreement and other transaction documents to which they are a party or performance of the rights and obligations by Party B and Yitian Xindong under such agreements does not violate Chinese law, the articles of association or other charter documents of Yitian Xindong, the articles of association or other charter documents of Party B or Party B’s shareholders, the relevant provisions of the CSRC, any court judgment or ruling, or arbitral award, administrative decision or order which is binding on or applicable to Party B or Yitian Xindong, any document, contract or agreement to which Party B or Yitian Xindong is a party, any document, contract or agreement which is binding on it or its assets, or cause violations of any condition for the granting and/or renewing of any approvals to be granted to Yitian Xindong, or cause the termination, revocation of or imposition of additional conditions for any permit issued to Yitian Xindong.

(4)                          Yitian Xindong owns all governmental and third Party approvals required for Yitian Xindong to engage in the Main Business (including but not limited to including the Main Business in the business scope recorded in its business license). Such approvals are fully effective and binding and have passed all kinds of inspections required for such approvals, including annual inspections. There are no circumstances which may cause such approvals to be revoked, canceled, restricted, unable to renew or expire. Yitian Xindong has always complied with the provisions of such approvals, has not violated such approvals in any aspect, and has never received any written or oral notice from any government authority informing it that it has breached any of the provisions under any such approval. Yitian Xindong has never engaged in any business activity that has not been duly approved.

(5)                          Yitian Xindong’s equity structure disclosed by Yitian Xindong and Party B is true, accurate and complete. There is no mortgage, pledge or other Encumbrances (as defined below) on the equity in Yitian Xindong. Party B owns full and exclusive ownership in and right of disposition of the equity in Yitian Xindong held by it, and is entitled to transfer the Target Equity to Party A and transfer the Target Equity 2 to Party C in accordance with the Agreement, as well as delegate the voting rights of the Target Equity 2 to Party A as agreed in this Agreement. Except as expressly agreed in this Agreement and other transaction documents, in respect of any registered capital of Yitian Xindong, there are no preemptive rights, convertible securities, or other unexercised rights, commitment to issue additional registered capital of Yitian Xindong, which may cause any shareholder of Yitian Xindong to assume or possibly assume the obligation to sell any registered capital in Yitian Xindong. There are no nominee shareholding, or any existing or potential legal disputes or controversies with respect to the equity of Yitian Xindong. The “Encumbrance” means any mortgage, pledge, lien, option, right of purchase, restriction, right of first refusal, preemptive right, any third party right or interest, other right restriction or security interest of any form, or any preferential arrangement in any form with similar effect.

(6)                          Except for Yuetan Branch of Beijing Yitian Xindong Network Technology Co., Ltd., Yitian Xindong does not have any other branch at the date of signing and entry into force of this Agreement up to the Completion Date, or owns directly or indirectly any share, equity interest or other interest in any entity (i.e., any enterprise, firm, company, limited liability company, partnership, trust, institution, joint venture, organization, governmental authority or entity of any other type), or owns any other investment or investment commitment.

(7)                          Yitian Xindong’s books are complete and well documented. The financial statements contain all relevant and substantive financial information of Yitian Xindong. The financial information of the Yitian Xindong disclosed by the financial statements on their respective dates is true, accurate and complete in all respects, without any false elements or misleading statements, and consistent with China’s general accounting standards. These financial statements were consistently prepared following China’s general accounting standards during the aforesaid periods. Yitian Xindong does not have any unrecorded funds, assets or liabilities, and the accumulation and/or use of all corporate funds is fully and appropriately reflected in the financial statements. The balance sheet contained in the financial statements (the “Balance Sheet”) contains a complete and accurate description of all loans, debts, liabilities, guarantees and other contingent liabilities that have occurred and reasonably foreseeable to occur by Yitian Xindong as of the Balance Sheet Date, including but not limited to any unpaid outstanding loans borrowed by Yitian Xindong from any third party. Party B and Yitian Xindong undertake that, prior to the Completion Date, all debts owed by Yitian Xindong to Party B and its other related parties (including but not limited to the loan of RMB 121,002,700.00 owed by the Company to Party B’s affiliates) shall be lawfully treated as additional investment by Party B to the Company, which additional investment shall be used to increase the capital reserve of the company. The percentage of equity held by Party A and Party C shall not be diluted and all taxes and fees (if any) incurred by Yitian Xindong as a result of the foregoing matters shall be borne by Party B. The Company undertakes and Party B confirms that the Company does not have any outstanding loans, borrowings or contingent liabilities on the Completion Date. Yitian Xindong does not have any contingent liabilities, nor does it act as the guarantor, indemnifier, warrantor or other obligor for the liabilities of Party B or any other third party or provide any security for the debts or interests of Party B or any other third party. From the Balance Sheet Date to the Completion Date, Yitian Xindong does not incur any loans, debts, liabilities, warranties or other contingent liabilities.

(8)                          Except as provided in this Agreement, no any following circumstance takes place to Yitian Xindong after the Balance Sheet Date:

(i)                               Any change to the assets, liabilities, financial conditions or operating results of Yitian Xindong stated in the financial statements, excluding the changes that arise in the ordinary course of business and will not cause substantial adverse effects;

(ii)                            Any damage or loss, whether insured or not, which may cause substantial adverse effects to Yitian Xindong;

(iii)                         Waiver or exemption of Yitian Xindong’s valuable rights or important creditor’s rights;

(iv)                        Any satisfaction or discharge of the Encumbrances, right demands, or right restrictions or payment obligations to Yitian Xindong, excluding those arising in the ordinary course of business and causing no substantial adverse effects;

(v)                           The sale, exchange and otherwise disposal of any of its operational assets by Yitian Xindong;

(vi)                        Any material change to any contract or agreement binding or in connection with Yitian Xindong or its assets;

(vii)                     The resignation or termination of labor relationship with Yitian Xindong by any Key Employee (excluding those changes in labor relationship consistent with the interests of the Company and with the consent of Party A);

(viii)                  The mortgage, pledge, transfer or guarantee and lien of its material properties or assets by Yitian Xindong;

(ix)                        The payment of any advance payment, provision of any loan or guarantee by Yitian Xindong to its employees, management team, directors or close relatives of the aforementioned persons, excluding the payment of travel expenses and other expenses incurred in the ordinary course of business;

(x)                           Any dividend, reservation, payment or other distribution of the registered capital of Yitian Xindong, or direct or indirect redemption, purchase, acquisition, increase or decrease of the equity interest in Yitian Xindong;

(xi)                        Any sale or transfer of properties of Yitian Xindong which are reasonably expected to cause material adverse effects;

(xii)                     Any other event or situation of any kind which are reasonably expected to cause material adverse effects to Yitian Xindong;

(xiii)                  Any arrangement or undertaking made by Yitian Xindong with respect to the matters listed in this subparagraph (8).

(9)                          Yitian Xindong does not own any real estate as of the signature and entry into force of this Agreement up to the Completion Date. Yitian Xindong has legally entered into a lease contracts for all real estate used by it, which contracts are lawful, valid, binding and enforceable, and there is no default.

(10)                   Yitian Xindong is legally in possession of all assets necessary for the Main Business, including all assets reflected in the financial statements (the “Assets”), and is able to operate all of its Assets independently. Yitian Xindong has ownership of such Assets and all Assets are not subject to any Encumbrance and are in good usable conditions. There are no contracts, agreements, commitments, documents or laws and regulations, government regulations, government requirements, measures, litigation or other legal proceedings that may affect the lawful and complete possession or use of the Assets by Yitian Xindong. The use of its Assets for operation by Yitian Xindong complies with Chinese law and will not infringe upon the rights and interests of any third party. As of the date of signature and entry into force of this Agreement, any existing mortgage, pledge, trust deed, loan or other security right or Encumbrance (if any) with respect to the Company’s Assets has been released, including but not limited to the relevant Encumbrances stipulated in the Financial Lease Contract entered into by the Company, Party B’s shareholders and Beijing Cultural Science and Technology Financial Lease Co., Ltd.

(11)                   Yitian Xindong legally possesses the ownership, interests and rights of all intellectual property rights necessary to engage in the Main Business, which do not conflict with or infringe upon any intellectual property rights or other rights of any other party, and are not subject to any Encumbrance. Subparagraph (11) of the Disclosure Letter lists all intellectual property rights such as patents, patent application rights, trademarks, registered trademark applications, copyrights and domain names owned by Yitian Xindong. Any product or service sold or traded (or to be sold or traded) by Yitian Xindong does not and will not infringe upon the intellectual property rights or other rights of any third party. “Intellectual property rights” mean all rights worldwide arising out of or in relation to the following, whether they are protected, created or generated under Chinese Law or laws of other jurisdictions: (i) inventions, whether or not patentable, actually used or whether application for patents have been filed in for such inventions, and (ii) patents, patent applications, registration of inventions or any improvement in them, (iii) trademarks, service marks, business appearances, icons, trade names, business names or goodwill, whether registered or not, (iv) copyrights (whether registered or not), copyright registrations or copyright registration applications, (v) software, (vi) trade secrets, business information (whether confidential or not), proprietary or non-patented technologies, (vii) industrial designs, whether registered or not, (viii) databases and data, (ix) domain names, (x) device in any form containing any of the aforesaid, (xi) any right to acquire or apply for a patent or registered trademark right, copyright and domain name, (xii) the right to claim damages, expenses or attorney fees for infringement upon or abuse of any of the aforesaid.

Yitian Xindong has not received any notice alleging that it has infringed upon, or based on the business operated by it, it will infringe upon any intellectual property rights or any other rights of any other party. It is not necessary for Yitian Xindong to use any invention made by any employee (or a person who is currently intended to be employed by Yitian Xindong) prior to being employed by Yitian Xindong. Each employee has signed with Yitian Xindong an agreement under which such employee shall transfer any intellectual property rights developed by such employee while working with Yitian Xindong to Yitian Xindong and the disclosure of confidential information of Yitian Xindong shall be restricted, and that he/she does not or has not excluded his/her inventions or results from those inventions transferred to Yitian Xindong. No employee has breached such agreement in any way.

There are no pending legal proceedings or charges in which Yitian Xindong alleges that any third party is infringing upon or obstructing its intellectual property rights, and Yitian Xindong has no plans to initiate such legal proceedings or charges, nor are there any pending charges or legal proceedings in which any third party alleges that Yitian Xindong or Party B is infringing upon or obstructing its intellectual property rights. There are no such charges or legal proceedings brought against Yitian Xindong, Party B or the assets owned by them.

Yitian Xindong has taken commercially sufficient prudent safety measures to protect the value of its intellectual property rights. Yitian Xindong does not violate Chinese Law in the collection, use and keeping of user information and data, and Yitian Xindong has legal and effective rights, title and interests in such user information and data.

(12)                   Yitian Xindong engages in the Main Business. Other than the Main Business, Yitian Xindong will not engage in any other business or business activities without the approval of the competent authority of Yitian Xindong and the consent of Party A. Yitian Xindong has not been assigned any other business, assets, contracts, personnel, liabilities, debts, obligations and/or responsibilities from Party B, Party B’s other shareholders or their respective affiliates. Yitian Xindong’s shareholders and their affiliates (excluding Yitian Xindong) do not own, hold or use any Assets (including tangible and intangible assets), personnel, contracts or business in relation to the Main Business. For the purpose of this Agreement, the “affiliate” of any entity or natural person means (1) any other entity/natural person that directly or indirectly controls such entity/natural person, is controlled by that entity/natural person or is under the same control of another entity/natural person; and (2) any other entity/natural person who directly or indirectly owns or holds 5% or more of such entity/natural person; (3) any other entity/natural person who directly or indirectly owns or holds more than 5% (5%) of the voting or other interest of the entity/natural person. “Control” means the right, directly or indirectly, to manage or influence the management and policies of such entity, whether through owning voting interest or through other means, such as contracts. The “affiliate” of any natural person also includes the close relatives of the natural person, including the spouse, parents, grandparents, grandparents, siblings and their spouses, children and their spouses, grandchildren and their spouses.

(13)                   Yitian Xindong has been and is in full compliance with all Chinese Law and laws of other jurisdictions applicable to its business activities or operations, the possession, management and use of any of its Assets and property. There have been no events, situations or circumstances which may be reasonably expected to constitute or directly/indirectly result in violations of any of the aforementioned legal provisions.

(14)                   There are no pending or imminent or to the knowledge of Party B or Yitian Xindong, possible litigations, arbitrations, administrative investigations, or other legal or administrative proceedings, or events, situations or circumstances leading to such proceedings, against or affecting Yitian Xindong, or Yitian Xindong’s properties, rights, licenses, operations or business. There are no orders, requests, applications, decisions, rulings, resolutions or other actions requesting the dissolution, bankruptcy, closure, liquidation or similar actions of Yitian Xindong, nor is there any mortgage, enforcement of judgment or summons against the Assets of Yitian Xindong. There is no circumstance where Yitian Xindong is insolvent or unable to pay its debts.

(15)                   Yitian Xindong has complied with various tax laws and regulations, correctly, completely and promptly declared all taxable incomes in accordance with the provisions of the national and local tax authorities of China, paid all its taxes and charges due and payable accordingly, as well as paid off all taxes and charges due and payable. There is no need to pay any additional taxes or charges. No penalties have been imposed on Yitian Xindong for violation of the relevant tax laws, regulations or rules. Yitian Xindong has made the corresponding reserves for any tax payment in its financial statements in accordance with the general accounting standards of China. As of the Balance Sheet Date, the funds prepared for tax payment indicated in the balance sheet are sufficient for the payment of all incurred and unpaid taxes of Yitian Xindong. Yitian Xindong has not received any reminders for tax payment from tax authorities or any other competent authorities or requests to inspect or audit any tax returns. There are no pending audits, measures, procedures, investigations, disputes or claims, nor are there circumstances where the tax authorities or other competent authorities may make tax claims from Yitian Xindong.

(16)                   All contracts signed by Yitian Xindong with any of its suppliers, other partners and any Affiliates that are still in effect or have not been fully performed on the Completion Date, as well as any other important business, asset and financing contracts (collectively, the “Operation Contracts”) relating to the operations and business of Yitian Xindong, are lawful, valid, binding and enforceable to the contracting parties. There are no breaches by Yitian Xindong or other contracting parties in the performance of the Operation Contracts. There are no exclusive, non-competitive or restrictive terms in any Operation Contracts, which restrict or otherwise prevent Yitian Xindong from entering into any agreement with any third party on any terms and conditions desired by Yitian Xindong. No Operation Contracts will be subject to the consent or approval of any government authority, institution, organization or individual in order to maintain legal and valid due to the Target Equity Transfer.

(17)                   There are no circumstances where Yitian Xindong violates any applicable Chinese Law in relation to labor (including but not limited to labor contracts, salaries, working hours, social insurances and housing funds payment, etc.), nor are there any liabilities, contingent liabilities or unpaid expenses as required by Chinese Law in relation to labor. Yitian Xindong has paid to the relevant government authorizes the taxes withheld for its employees, or has withheld and retained payments from its employees not yet payable by such employees for such government authorities.

No Key Employee has proposed to terminate the labor relationship with Yitian Xindong, nor is there any other circumstance in which any Key Employee cannot continue to be employee of Yitian Xindong. At present, Yitian Xindong does not intend to terminate the labor relationship with any of the Key Employees (except for changes to the labor relationship which are consistent with the interests of the Company and with the consent of Party A). Except as required by Chinese Law, there is no unpaid indemnity or other payment after the termination of the labor relations of the employees of Yitian Xindong.

Yitian Xindong has been paying social insurances and housing funds for its employees in accordance with the provisions of Chinese Law.

There is no labor dispute or controversy or potential labor dispute or controversy between Yitian Xindong and its existing employees or former employees. Yitian Xindong is not subject to any written or oral, express or implied contract, undertaking or arrangement between it and the trade union and there has been no strike.

No Key Employee, directly or indirectly, holds any equity or shares of any percentage in any other entity which compete with the business of or cause adverse affects to the assets or business of Party A, Yitian Xindong or their respective affiliates (excluding holding not more than 1% equity in any listed company), or holds any position in any entity other than Yitian Xindong. In the past three (3) years, no Key Employee has: (i) been found guilty or is subject to a pending trial (excluding traffic violations); (ii) been permanently or temporarily prohibited from acting as the legal representative, senior manager or director of any other company pertaining to any order, judgment or decree of any court of competent jurisdiction (which has not been revoked or suspended); (iii) been ruled by a court or other regulatory body having jurisdiction to have violated any securities law, trade law, or unfair trading law, which ruling has not been revoked or suspended.

(18)                   Since its establishment, all transactions made by Yitian Xindong with any affiliate (including but not limited to shareholders of Yitian Xindong and their respective affiliates), current or former employees, directors, consultants or shareholders or affiliates of any of the aforesaid (collectively, “Affiliates”) are fair. There are no unfair or unlawful related transactions between any of the Affiliates and Yitian Xindong through taking advantage of their related party status. As if the Completion Date, except for the transaction documents and labor-related contracts, there are no contracts, agreements or other transactions that are still within the validity period or have not been completely fulfilled between Yitian Xindong and any of the Affiliates, and there are no creditor’s rights, debt obligations, liabilities or any other payables or receivables.

(19)                   Neither Party B nor its respective affiliates have operated, participated in or possessed, directly or indirectly, any business which is the same as, similar to or competing with the Main Business. Except for holding equity in Yitian Xindong, Party B does not hold, directly or indirectly, any equity or shares of any percentage in any other entity which compete with the business of or cause adverse affects to the assets or business of Party A, Yitian Xindong or their respective affiliates (excluding holding not more than 1% equity in any listed company).

(20)                   Party B, Yitian Xindong or their employees, directors, shareholders, representatives and agents have never carried out or participated in any activities prohibited by all laws, regulations, rules, ordinance or any other legally binding measures of China, the United States and any other jurisdiction related to anti-bribery, corruption, money laundering, fraud and other similar activities, counter-terrorism, economic sanctions and anti-boycott laws (the “Anti-corruption Laws”).

(21)                   From the date of signature and entry into force of this Agreement to the Completion Date, there are no or there haven’t been any events, facts, conditions, changes or other circumstances that have caused or may reasonably be expected to cause material adverse effects on the assets, liabilities, profit prospects and normal operation of Yitian Xindong.

(22)                   Party B and Yitian Xindong have truthfully and fully disclosed to Party A all information, documents and materials requested by Party A, the information, documents and materials that are substantially related to the performance of this Agreement by Party B and Yitian Xindong, as well as the information, documents and materials that have material influences on Party A’s willingness to enter into this Agreement. The information, documents and materials disclosed by Party B and C to Party A are true, accurate and complete, free from any false or misleading statements. Party B and Yitian Xindong has informed Party A of any circumstances coming to their knowledge which make any their representations, commitments or warranties made in this Agreement untrue, incorrect or incomplete at any time after the signature and entry into force of this Agreement, and has followed reasonable requests made by Party A in taking necessary measures to rectify or make public announcement.

6.2                          Representations and Warranties of Party A and Party C

From the Signing Date of this Agreement (including the Signing Date of this Agreement) to the Completion Date (including the Completion Date), Party A and Party C shall separately and independently make the following representations and warranties to other Parties:

(1)                          Party A and Party C are limited liability companies legally established under Chinese law. Party A and Party C shall have civil rights and civil capacity to sign this Agreement and other Transaction Documents to which they are a Party and to fulfill their obligations under the Transaction Documents in accordance with Chinese law.

(2)                            They have duly signed this Agreement and other Transaction Documents to which they are a party. On the Completion Date, they shall have obtained all authorization, permission and approval (including but not limited to its internal authorization, if applicable) for the signature, delivery and performance of the above mentioned documents and the performance of the rights and obligations under the same. It is able to legally enter into this Agreement, other Transaction Documents to which they are a party and fulfil their obligations under the Transaction Documents. Their obligations and responsibilities under this Agreement are lawful, valid and enforceable.

(3)                            The signature and delivery of this Agreement and other Transaction Documents to which they are a party and the performance of their rights and obligations by them under the Transaction Documents do not violate Chinese law, its articles of association or other charter documents, or court judgments, rulings, arbitral awards, administrative decisions, orders that are binding or applicable to them.

6.3                          Validity Period

The representations and warranties made by the Parties in this Article 5 shall continue to be valid after the Completion Date and are not affected or restricted by any information from the due diligence of the other Parties or coming to such other Parties knowledge.

Article VII                       Covenants of the Parties

7.1                          Party B and Party C jointly and severally covenant that from the date of signature and entry into force of this Agreement, unless with the prior written consent of Party A or otherwise expressly provided in this Agreement:

(1)                            Within one (1) month from the Signing Date of this Agreement, Party B shall cause Yitian Xindong to complete the registration of industrial and commercial changes for the Target Equity 2 Transfer, the Target Equity 1 Transfer and the restructuring of the board of directors, and provide Party A with a copy of the new business license of Yitian Xindong, a register of members reflecting Party A’s holding of 25.5% equity in Yitian Xindong and Party C’s holding of 25.5% equity in Yitian Xindong, as well as the registration documents issued by the competent administration for industry and commerce evidencing the completion of the aforesaid registration (affixed with the stamp of the administration for industry and commerce).

(2)                            Party B undertakes that within 1 month after the Completion, Party B shall transfer part of the Incentive Equity accounting for 5% of the total equity in the Company (corresponding to RMB 2.25 million of the registered capital of the Company) to the Management Team of the Company or its designated shareholding entity at the agreed option exercise price, and Party B undertakes to redeem such equity from the Management Team of the Company at a price calculated based on the Company’s valuation of RMB 230.4 million. The remaining part of the Incentive Equity accounting for 15% of the total equity in the Company (corresponding to RMB 6.75 million of the registered capital of the Company) (“Remaining Incentive Equity”) will continue to be held by Party B, and will be disposed in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company.

(3)                            The Parties agree and undertake that, from the Completion Date, Party A shall have the right to consolidate the financial statements of Yitian Xindong (the “Consolidation Right”) and to control the operation and management of Yitian Xindong (the “Control Right”), provided that if Party A expressly waives the Equity Purchase Option under Article 4 of this Agreement or has not exercised the Equity Purchase Option under Article 4 of this Agreement before March 15, 2019, the Power of Attorney on Voting Rights of Equity and Directors attached hereto as Exhibit 3 shall automatically become null and void, i.e., the Consolidation Right and the Control Right enjoyed by Party A hereof shall become null and void automatically.

The Parties agree to take all measures to ensure Party A’s Consolidation Right and Control Right, including but not limited to:

(A)            On the Completion Date, Party C shall sign with Party A the Power of Attorney on Voting Rights of Equity and Directors in the form of Exhibit 3 attached hereto. Party C agrees to delegate the voting right of the Target Equity 2 and the voting right of the director appointed by it to Party A, i.e., to appoint Party A as its sole and exclusive agent, who is entitled to exercise all shareholder rights and director rights with respect to the Target Equity 2 at its sole discretion enjoyed by it in accordance with laws and regulations, the articles of association and other agreements., including but not limited to: (a) to submit shareholder proposals with respect to nomination or recommendation of candidates of chairman of the board, directors, supervisors and senior managers of Yitian Xindong (except for right to nominate 1 director by Party C pursuant to paragraph (B) below); (b) to call, convene, attend shareholders’ meetings of Yitian Xindong and/or board meetings or other meetings that may be called, convened or attended as a shareholder and/or a director of Yitian Xindong; (c) to exercise the voting right on all matters needed to be discussed and resolved by Party C and/or the director appointed by Party C under the relevant laws and regulations, the articles of association of Yitian Xindong, and the shareholders’ agreement, etc.;

(B)            Party A is entitled to reorganize the board of directors of Yitian Xindong, which shall consist of five (5) directors, of whom two (2) will be appointed by Party A, two (2) will be appointed by Party B, and one (1) will appointed by Party C. Party B and Party C shall cause Yitian Xindong to complete the reorganization of the board of directors in accordance with the aforesaid. The board of directors of Yitian Xindong may pass resolutions with the consent of more than half of the directors. If Party A fails to purchase the Target Equity 2 held by Party C in accordance with the provisions of Article 4 of this Agreement, Party B shall have the right to decide on the reorganization of the board of directors and to re-elect the chairman.

(C)            During the Performance Commitment Period, on the premise that the Company has realized the performance targets agreed under the Agreement of Performance Commitment and Profit Compensation of the Management of the Company, unless otherwise agreed between Party A and Party B, the Parties will not change the Management Team of the Company (as listed in Exhibit 1 (B)) or substantially change the Company’s business management model, and will allow the Management Team of the Company to operate the Company independently subject to the business plan made by the board of directors.

(4)                            Operating funds of the Company. The Parties agree that if the cash balance of the Company is less than RMB 5 million on June 30, 2019, Party A and Party B shall contribute in proportion to the shareholding ratios of the two Parties before July 30, 2019, and the total amount of capital contribution will not be less than RMB 5 million (the specific amount of investment shall be determined by Party A according to the actual operation status of the Company at the time) to be used for daily operations of the Company. If either Party defers in contributing the capital, the non-breaching Party shall have the right to choose to make all the capital contribution, which will then be regarded as a subscription of the increased capital of the Company based on the Company’s valuation of RMB 135 million. The equity held by other shareholders of Yitian Xindong shall be diluted proportionately. If the cash balance of the Company is less than RMB 5 million on June 30, 2020, Party A and Party B shall contribute in proportion to the shareholding ratios of the two Parties before July 30, 2020, and the total amount of capital contribution will not be less than RMB 5 million (the specific amount of investment shall be determined by Party A according to the actual operation status of the Company at the time) to be used for daily operations of the Company. If either Party defers in contributing the capital, the non-breaching Party shall have the right to choose to make all the capital contribution, which will then be regarded as a subscription of the increased capital of the Company based on the Company’s valuation of RMB 135 million. The equity held by other shareholders of Yitian Xindong shall be diluted proportionately.

(5)                            After the Completion, Party A and Party B undertake to actively cause the Company to set up a joint venture company (the “New Holding Entity”) with Beijing Fengyu Network Science and Technology Co., Ltd., and actively cause such New Holding Entity to start listing on the Hong Kong capital market within three years after the Completion.

(6)                            Party B shall not, and ensure that the Yitian Xindong shall not, engage in, permit or facilitate any act or omission that would constitute or result in being untrue, inaccurate or breached of the representations, warranties or commitments made under Articles 6.1 and 7.1 of this Agreement.

(7)                            Party B shall, and shall cause Yitian Xindong to take all reasonable measures to preserve and protect the assets of Yitian Xindong, to operate Yitian Xindong’s main business and maintain the relationship with its suppliers, customers and employees in a manner consistent with past practices and prudent commercial practices in the normal course of business, to maintain sufficient operating funds to ensure Yitian Xindong’s operations, and ensure that no substantial adverse changes take place to Yitian Xindong within its controllable range.

(8)                            Party B and Party C shall not transfer their equity in Yitian Xindong to any third party or pledge their equity in Yitian Xindong in favor of any third party or create any other Encumbrance on their equity in Yitian Xindong. Party B and Party C shall cause other shareholders of Yitian Xindong not to transfer the equity in Yitian Xindong held by them respectively to any third party, or pledge their equity in Yitian Xindong in favor of any third party or create any other Encumbrance on their equity in Yitian Xindong. However, if Party A fails to exercise the Equity Purchase Option in accordance with the provisions of Article 4 of this Agreement, Party C will no longer be subject to this article. If the contents of Article 5 of this Agreement have been fulfilled and the Performance Commitment Period has expired, Party B will no longer be subject to this article. Notwithstanding any other provision of this Agreement, neither Party B nor Party C shall, under any circumstances, transfer, sell, pledge or otherwise dispose of the equity in the Company held by it to any competitors of Party A (or its affiliates).

(9)                            Party B and Party C shall, and Party B shall cause Yitian Xindong to make all efforts to facilitate the transactions under this Agreement and will not take any act or omission that may obstruct or improperly delay the transactions under this Agreement.

(10)                     In order to perform any provision of this Agreement (including, but not limited to, the conditions precedent agreed upon in Article 3.1), Party B and Party C shall, and Party B shall cause Yitian Xindong to take all necessary actions and sign all necessary documents and instruments.

(11)                     Party B shall, and Party B shall cause Yitian Xindong to give Party A (and the designated third party agent) the right to contact the lenders, financial advisers, accountants and other consultants of Yitian Xindong, and shall assist Party A in obtaining such information as it may reasonably request in respect of Yitian Xindong’s financial, operational and/or business aspect. In addition, Party B and Party C shall, and Party B shall cause Yitian Xindong to immediately notify Party A of any litigation, arbitration or administrative proceedings which have taken place or are likely to take place in connection with the Target Equity 1, the Target Equity 2 or the assets, business and/or revenues of Yitian Xindong. The right of access and information inspection right provided to Party A under this Agreement shall not in any way affect or restrict any representations and warranties made by Party B, Yitian Xindong and Party C under this Agreement.

(12)                   The Parties shall make their best reasonable efforts to obtain all approvals necessary for the completion of the transactions under this Agreement within the shortest possible time in accordance with the provisions of Chinese law. Party B agrees to promptly notify Party A of any written or oral information received by Yitian Xindong from relevant government authorities in connection with any such approvals, and to provide Party A with any written information obtained by it in a timely manner.

(13)                    Except for the discussions under this Agreement, no Parties other than Party A shall directly or indirectly, through any afffiliate, consultant, representative, employee, director, agent or other person, make, solicit, initiate or encourage any person (including any of its employees) to submit any proposal or offer (“Transaction Proposal”) in connection with the equity sale by Party B or Party C, the mergers, consolidations, acquisition of Yitian Xindong or its equity, or the acquisition of any important asset of Yitian Xindong. Furthermore, Party B and Party C shall, and Party B shall cause Yitian Xindong to cease immediately or cause others to cease all ongoing contracts or negotiations in connection with the Transaction Proposal.

(14)                    Party B undertakes that (1) during the time when Party B holds equity in Yitian Xindong either directly or indirectly, and (2) within 5 years after it no longer directly or indirectly holds equity in Yitian Xindong, without the prior written consent of Party A, Party B and its Affiliates will not, in their own name or as an agent, directly or indirectly: (1) engage in any business competing with the Main Business of Yitian Xindong; (2) make investment of any form in any competitor (including but not limited to becoming the owner, shareholder, actual controller of such competitor or otherwise owning the interests of the competitor), or setting up any company or other business organization; (3) engage in any business transaction with any competitor which relates to the Main Business of Yitian Xindong and damages the interests of Yitian Xindong (including but not limited to becoming the business agent, supplier or distributor of such competitor);(4) provide advice or opinion of any form to any competitor in connection with the business, and (5) sign any agreement that may restrict or impair Yitian Xindong from engaging in its existing business, make any similar commitment or take any other similar arrangement; or (6) solicit business from the customers, agents, suppliers and/or independent contractors of Yitian Xindong for the benefit of any competitor, or instigate the customers, agents, suppliers and/or independent contractors of Yitian Xindong to terminate their cooperation with Yitian Xindong.

The term “competitor” referred to in this article means any enterprise or individual who is engaging in, or planning to engage in the same or similar business as the Main Business of Yitian Xindong and competes with Yitian Xindong and its Affiliates.

(15)                    Party B shall not, and shall cause other shareholders of Yitian Xindong not to bring up any litigation or other claims against Yitian Xindong, or take any actions which are unfavorable to Yitian Xindong.

(16)                    Party B shall make sure that the business activities of Yitian Xindong shall not infringe upon the intellectual property rights of any third party in all material respects, and Yitian Xindong shall apply in a timely manner with the relevant government authorities in the name of the Company for the trademarks, software copyrights or other intellectual property rights necessary for the Main Business to best protect the interests of the Company.

(17)                   Party B shall cause Yitian Xindong to (1) comply with Chinese Law and other applicable laws, (2) obtain and maintain all approvals necessary for its business, and (3) obtain and maintain the authorization and license of the intellectual property rights or other rights necessary for its business.

Article VIII                  Termination of Contract

8.1                          Circumstances of Termination of Contract

This Agreement may be terminated in the following ways:

(1)                           The Parties may terminate this Agreement in writing and determine the effective date of the termination;

(2)                          In any of the following circumstances, Party A may notify the other Parties in writing to terminate this Agreement:

(i)                            Any condition precedent agreed upon in Article 3.1 of this Agreement has not been satisfied before December 28, 2018;

(ii)                         Any representation or warranty made by any other Party materially is untrue or has material omissions at the time of being made or on the Completion Date;

(iii)                      Any other Party to this Agreement has committed a material breach, and the breaching Party has not rectified such material breach within thirty (30) days from the date of receipt of the notice of Party A’s for rectification;

(iv)                     Yitian Xindong enters into any voluntary or compulsory insolvency proceedings (unless such proceedings are revoked within 90 days of commencement), or Yitian Xindong is declared bankrupt by a court or other governmental authorities;

(v)                        The performance of this Agreement has been significantly interrupted for 6 months or above consecutively due to the occurrence of any event of force majeure under Article 9; or

(vi)                     As a result of any significant change in the applicable Chinese Laws or their interpretations, or as a result of the amendment, supplement or revocation of applicable laws and regulations or their interpretations by any government authorities, it is impossible to achieve the main purposes under this Agreement or impossible for Party A to achieve the main interests under this Agreement.

8.2                          Effect of Termination of Contract

(1)                           This Agreement shall become invalid and null when it is terminated in accordance with any of the items under Article 8.1 (excluding Article 8, Article 9, Article 10, Article 11, Article 13, and Article 14.3);

(2)                           After the termination of this Agreement, the Parties to this Agreement shall return the consideration under this Agreement and the interest calculated based on the interest rate for the same period announced by the People’s Bank of China and try to restore the status of this Agreement to the status when it was signed within 3 days or within other period otherwise confirmed by the Parties based on the principles of fairness, reasonability, honesty and good faith.

Article IX                           Default Liabilities

9.1                          General Default Liabilities

If any signatory Party breaches any of its warranties, covenants, agreements or any other provisions under this Agreement (the “Breaching Party”), or any representation made by any signatory Party under this Agreement is untrue, which cause other Parties to bear any costs, liabilities or suffer losses (including but not limited to any loss of profits which other Parties have reasonable evidence to prove that they are expected to obtain, collectively referred to as the “Losses”), the Breaching Party or the Party making the untrue representations shall compensate other signatory Parties for all Losses (including without limitation any interest and attorney fees paid or suffered by the other Parties due to the actions of the Breaching Party or the Party making untrue representations). Such compensation shall be equivalent to the actual losses suffered by the non-defaulting Parties and all obtainable interests which are deprived of as a result of the defaults or any untrue representation of the Breaching Party.

9.2                          Specific Default Liabilities

Party B shall jointly and severally indemnify Yitian Xindong and/or Party A and their Affiliates, as well as their directors, managers, employees, representatives and successors, for all and any losses (including but not limited to any direct, indirect losses, losses of reasonably expected proceeds or reduction of the Company’s valuation) as a result of any of the following matters, so that they are not affected by such Losses:

(1)                                Any debts, liabilities and responsibilities incurred by the Company arising out of or originated from any loans, debts, liabilities, guarantees and other contingent liabilities which take place on or prior to the Completion Date, or taking place after the Completion Date due to any matters which have occurred prior to the Completion Date;

(2)                                Litigation, arbitration, administrative investigation or other administrative or judicial proceedings in respect of the conduct or events of the Company on or before the Completion Date;

(3)                                Tax verifications/inspections on the Company due to any matter prior to the Completion Date, which lead to taxes, late fees and fines, including but not limited to any taxes corresponding to the equity transfer transactions which took place in the Company’s history, various underpaid taxes in the course of the Company’s business, individual income taxes to be withheld corresponding to the award, exercise of options and repurchase of the employee’s incentive equity, individual income taxes withheld for the salaries and bonuses of employees, etc.;

(4)                                The following acts of the Company and/or its subsidiaries, Party B and/or other Affiliates of Party B prior to the Completion Date: (i) violations of Chinese Law, anti-corruption laws or other applicable laws and regulations or any approval; (ii) breach of any contract and agreement to which it is a party or binding on it; (iii) infringement upon the rights and interests of any third party (including but not limited to intellectual property rights); (iv) failure to pay social insurances and housing funds in accordance with Chinese Law, in which case all supplementary payments, late fees and fines shall be borne entirely by Party B; (v) there being expenses and expenditures not recorded in the books; (vi) the past accounting of the Company being not fully real, accurate or complete; (vii) any resigned Key Employee has not signed the non-competition agreement with the Company; and (viii) related transactions, arrears, obligations or liabilities to any Affiliates.

To avoid any doubt, the right of Party A to make claims in respect of the aforesaid matters shall not be affected by the fact that they have been disclosed to Party A.

9.3                          Default Liabilities in Respect of Performance Commitment

Party B must ensure the authenticity of all performance data (number of users, number of works, annual income, profit). Party A shall have the right to monitor all performance data, and Party B shall provide Party A with accurate data query backstage or statements for Party A to verify. If Party A finds that Party B has the following behaviors, it is deemed that Party B’s Performance Targets are not met, and Party A shall have the right to terminate the performance appraisal in advance (i.e., Party B and the Company are deemed having not fulfilled their performance commitment, which should be handled in accordance with Article 4 of this Agreement and the Agreement of Performance Commitment and Profit Compensation of the Management of the Company).

(1)                       Taking improper actions for marketing, including but not limited to falsifying number of visits (generating large number of installations and activations maliciously through technical means which in fact are not produced by active downloading, installing and using by real users) and other improper means to falsify user data;

(2)                       Making false contracts in the name of others, falsifying the number of works;

(3)                       Making false transactions with third parties or making transactions which are not consistent with fair values, or misstating income and profit data;

(4)                       Other data counterfeiting activities.

9.4                          No Recourse

Party B and Party D hereby confirm, agree and undertake that they shall not recover the claims for compensation from Party A or its Affiliates (including Yitian Xindong after the Completion Date) in accordance with this Agreement against Yitian Xindong, and that they shall not demand Yitian Xindong to indemnify them for any compensation or indemnification amount paid by them to Party A or its Affiliates (including Yitian Xindong after the Completion Date) under this Agreement.

Article X    Force Majeure

10.1                       Definition of Force Majeure

Force majeure means an objective situation which cannot be foreseen, avoided, or overcome, including the occurrence of an force majeure event due to earthquake, typhoon, flood, fire, war, and other unforeseen events whose occurrence and consequences cannot be prevented or avoided, or changes to laws, regulations and rules, or the promulgation of new laws, regulations and rules, or any governmental act, causing direct effects to the performance of this Agreement or cause the Agreement unable to be performed on the agreed terms.

10.2                       Effects of Force Majeure

(1)                                     In the event of force majeure and a Party’s performance of any of its obligations under this Agreement is affected as a result of force majeure, the performance of such obligation shall be suspended during the delayed period caused by the force majeure, and the time limit for its performance shall be extended accordingly in accordance with the time delayed without any penalty. The Party claiming force majeure must notify the other Parties of the details of the force majeure within seven (7) working days after the occurrence of the force majeure, or within seven (7) working days from the date of restoration of telecommunications, by fax and courier simultaneously, and shall provide proof of the occurrence and duration of force majeure in the same time.

(2)                       If the Party claiming force majeure fails to notify the other Parties and provide appropriate proof in accordance with the above provisions, its liability for failure to perform its obligations under this Agreement shall not be waived. The Party affected by force majeure shall make reasonable efforts to reduce the consequences of the force majeure and resume the performance of all relevant obligations as soon as possible after the disappearance of the force majeure. If the Party affected by force majeure fails to resume the performance of the obligations after the reasons for the suspension of the performance due to force majeure have disappeared, such Party shall be be held liable to the other Parties in this regard.

(3)                       In the event of force majeure, the Parties shall immediately consult with each other with a view to achieving a fair solution and shall make all reasonable efforts to mitigate the consequences caused by such force majeure.

Article XI                           Confidentiality

11.1                       Scope of Confidentiality

The Parties agree to keep the following information confidential: the existence, content and signature of the transaction documents, the trade secrets, technical secrets of other Parties known to the Parties as well as any oral or written materials exchanged between the Parties for the preparation for or performance of the transactional documents during the validity periods of the transaction documents which need to be kept confidential shall not be disclosed to any third party or made public without the written consent of such other Parties. Each Party shall ensure that its employees, consultants and agents shall perform the confidentiality obligations under this Agreement. However, disclosure of any confidential information by any Party in any of the following circumstances shall not be considered a breach of this Agreement: (1) such information is known to the public at the time of disclosure; (2) such information is disclosed based on the prior written consent of the other Party; (3) a Party makes disclosure to its shareholders, directors, management or the accounting firm or law firm retained by it for the purpose of assessing the transactions under this Agreement; (4) a Party makes disclosure in accordance with the requirements of the competent stock exchanges, regulators or other government authorities having jurisdiction over it. Prior to the disclosure, the disCompletion party shall notify the other Parties in writing of the exact nature of the trade secrets to be disclosed. Within a reasonable time before such disclosure is made, the disCompletion party shall consult with the other Parties on the disclosure and seek to treat such disclosure confidential as far as possible at the reasonable request of the other Parties. To avoid any doubt, the Parties agree that Party A may publicly disclose the occurrence and information of the transactions under this Agreement without causing direct damage to the interests of the other Parties, however, the other parties shall abide by the provisions of this Article 11 and shall not publicly disclose the transactions without the consent of Party A.

11.2                       Confidentiality Term

The Parties agree that this article shall survive whether or not this Agreement will be amended, discharged or terminated.

Article XII                      Notice

12.1                       Forms of Notice

Any notice or other communications sent by any Party to other Parties in connection with this Agreement (the “Notice”) shall be in writing (including fax and email). For the purposes of the Notice, the contact details of the Parties are as follows:

Party A:

Address: 16th Floor, Zhongqing Tower, No. 4, Qiyang Road, Chaoyang District, Beijing

Telephone: 010-60675457

Email: liuqx@ifeng.com

Attention: Liu Qingxia

Party B:

Address: 26th Floor, Xinwen Tower, No. 1002 Shen Nan Central Road, Futian District, Shenzhen

Telephone: 13501167922

Email: rayyam@live.cn

Attention: Ren Weiguang

Party C:

Address: Room 2506, 25th Floor, Tower A, Jinji 100 Tower, No. 5016 Shen Nan Road East, Guiyuan Community, Luohu District, Shenzhen

Telephone: 13906106800

Email: xu.hang@pku.edu.cn

Attention: Xu Hang

12.2              Delivery

The delivery time in connection with the aforesaid ways of communications shall be determined as follows:

(1)                                If delivered by hand, the Notice shall be deemed to have been served when signed for receipt by the addressee, otherwise it shall not be deemed to be a valid service;

(2)                                Notices that can be made through mail should be made by registered express or speed delivery, and shall be deemed to have be served to the addressee seven (7) days after being mailed;

(3)                                Any Notice sent by fax or by email shall be deemed to be validly served when the Notice arrives at the receiving party and the date of arrival shall be deemed to be the date of service.

12.3              Change to Address

If the mailing address or communication number of any Yitian Xindonghanges (the “Changing Party”), the Changing Party should notify the other Parties within seven (7) days of the change. If the Changing Party fails to notify the other Parties in time according to the agreement, the Changing Party shall bear any losses caused thereby.

Article XIII                 Dispute Resolution

13.1                       Applicable Law

The execution, validity, performance, interpretation, and dispute resolution of this Agreement shall be governed by Chinese law.

13.2                       Dispute Resolution

The Parties shall endeavor to solve any dispute in connection with this Agreement through negotiation, failing which any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Beijing. The arbitral award shall be final and binding on all Parties.

Article XIV                  Miscellaneous

14.1                       Severability and Entirety

(1)             If any one or more of the provisions of this Agreement are ruled to be invalid, unlawful or unenforceable in any respect under applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way thereby. The Parties shall seek to replace those provisions that are invalid, unlawful or unenforceable with effective provisions to the extent permitted by law consistent with the expectations of the Parties through consultations in good faith, and the commercial effects of such effective provisions shall be as similar as possible to those resulted from those provisions that are invalid, unlawful or unenforceable.

(2)             Any reference to this Agreement shall be construed as including its annexes, given that its provisions and annexes shall be deemed to be part of this Agreement.

(3)             If the Parties have signed and/or will sign a document on transactions under this Agreement (hereinafter referred to as “government documents”) in accordance with relevant laws and regulations and the requirements of the Administration for Industry and Commerce or other relevant government departments for the performance of this Agreement, the Agreement shall be deemed to be a supplement and/or a change to government documents, and have the same legal effect as government documents. Government documents, together with this Agreement, constitute the entire agreement between the Parties on the subject matter of this Agreement; However, in the event of any conflict between the government documents and this Agreement, the provisions of this Agreement shall prevail.

14.2                       Replacement and Amendment

This Agreement shall supersede all intentions, agreements and texts reached by the Parties in respect of the Target Equity Transfer prior to the signature of this Agreement. Amendments and changes to this Agreement shall be made in writing with unanimous consent of the Parties and take effect from the date of being signed and sealed by the Parties (the date of entry into force of this Agreement the “Effective Date”).

14.3                       Expense Bearing

Unless otherwise agreed in this Agreement, each Party shall bear the costs and expenses incurred by it in connection with the transactions under this Agreement.

14.4                       Effectivity of Agreement

This Agreement shall enter into force on the date when duly signed and affixed with official seals by the Parties or their lawfully authorized representatives, and approved by the board of directors of Party A and the shareholder meeting of Party B.The exhibits to this Agreement shall have the same legal effect as this Agreement. In the event of any conflict between the exhibits and this Agreement, this Agreement shall prevail. With respect to any matters uncovered by this Agreement, the Parties may enter into supplementary agreements after consultations, which shall have the same legal effect as this Agreement.

14.5                     Drafting of Agreement

The Agreement shall be construed as being drafted jointly by the Parties and shall not give rise to assumptions or burden of proof in favour of or against any Party on the grounds that any provision of this Agreement is drafted by such Party.

14.6                     No Waiver

Except as otherwise provided in this Agreement, the failure to exercise or delay in the exercise of rights, powers or privileges by a Party under this Agreement does not constitute a waiver of such rights, powers and privileges, and the single or partial exercise of those rights, powers and privileges does not exclude the exercise of any other rights, powers and privileges.

14.7                     Language and Counterparts

This Agreement is written in Chinese and may be signed in a number of counterparts, each of which has the same effect.

[Below left blank intentionally]

In witness therefore, this Equity Transfer and Equity Purchase Option Agreement has been effectively signed by the lawfully authorized representatives of the following signatories on the date first written above.

Party A	Beijing Chenhuan Technology Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Wu Haipeng

Exhibit to Equity Transfer and Equity Purchase Option Agreement

In witness therefore, this Equity Transfer and Equity Purchase Option Agreement has been effectively signed by the lawfully authorized representatives of the following signatories on the date first written above.

Party B:	Telling Telecommunication Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Yan Siqing

Exhibit to Equity Transfer and Equity Purchase Option Agreement

In witness therefore, this Equity Transfer and Equity Purchase Option Agreement has been effectively signed by the lawfully authorized representatives of the following signatories on the date first written above.

Party C:	Shenzhen Bingruixin Technology Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Xu Hang

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 1

(A)

List of Key Employees

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 2

(B)

Management Team of the Company

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 2

Disclosure Letter

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 3

Exhibit 3 Power of Attorney on Voting Rights of Equity and Directors

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 4

Agreement of Performance Commitment and Profit Compensation of the Management of the Company

Exhibit to Equity Transfer and Equity Purchase Option Agreement

Exhibit 5

Articles of Association

Exhibit to Equity Transfer and Equity Purchase Option Agreement